Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Announces

Completion of Term Loan Financing

Middletown, NY — August 20, 2012 — Mediacom Broadband LLC announced today the completion and funding of an incremental $200 million senior secured term loan facility maturing in 2020, which was completed pursuant to an existing bank credit agreement between the operating subsidiaries of Mediacom Broadband LLC and lenders thereto.

Proceeds from the funding of the incremental term loan facility will be used to repay all outstanding revolving borrowings under Mediacom Broadband LLC’s credit facility, without any reduction of the revolving credit commitments, and for general corporate purposes, which may include the purchase of a portion of the outstanding 8½% senior notes due 2015 (the “8½% Notes”) of Mediacom Broadband LLC pursuant to the previously announced tender offer for those notes.

Mediacom Broadband LLC announced separately today that it was increasing the amount of 8½% Notes it was seeking to purchase in the tender offer (which is referred to as the “Tender Cap”) from $300 million to $350 million aggregate principal amount. The tender offer is conditioned on the satisfaction or waiver of a number of conditions, including the completion of Mediacom Broadband LLC’s 6.375% senior notes due 2023 in the aggregate principal amount of $300 million.

This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 8 1/2% Notes.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754